HEI Exhibit 5

[Letterhead of Goodsill Anderson Quinn & Stifel

A Limited Liability Law Partnership LLP]

December 8, 2008

Hawaiian Electric Industries, Inc.

900 Richards Street

Honolulu, Hawaii 96813

Re:	Registration Statement on Form S-3

Registration No. 333-155053

Ladies and Gentlemen:

We have acted as counsel to Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), in connection with the offer and sale by the Company of up to 5,750,000 shares of common stock (without par value) of the Company (the “Shares”), which includes up to 750,000 shares issuable upon exercise by the Underwriters (identified hereafter) of an over-allotment option pursuant to the Underwriting Agreement, dated December 2, 2008 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated and D.A. Davidson & Co. (collectively, the “Underwriters”).

In connection with this opinion, we have examined the above captioned Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2008, the base prospectus dated November 5, 2008, the preliminary prospectus (consisting of the base prospectus as supplemented by the preliminary prospectus supplement dated December 2, 2008) filed with the Commission under Rule 424(b)(3) on December 3, 2008, the final term sheet dated December 2, 2008 and filed with the Commission under Rule 433 on December 3, 2008 and the final prospectus (consisting of the base prospectus as supplemented by the final prospectus supplement dated December 2, 2008) filed with the Commission under Rule 424(b)(2) on December 3, 2008. We have also examined originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the Restated Articles of Incorporation and By-laws of the Company, each as amended and as in effect on the date hereof, and such corporate resolutions and director consents, such certificates, instruments, receipts and other records of the Company, and such certificates of public officials and other documents as we deemed appropriate for purposes of this opinion.

On the basis of such review:

Hawaiian Electric Industries, Inc.

December 8, 2008

1. We are of the opinion that the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Hawaii.

2. The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. For purposes of this opinion, we have assumed (i) the legal capacity of natural persons who are signatories to the documents examined by us, (ii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents (other than the Company), (iii) that all documents examined by us have been duly authorized, executed and delivered by all parties thereto (other than the Company).

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated December 8, 2008, which will be incorporated by reference in the Registration Statement, and to the reference to our name under “Validity of Common Stock” in the prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Goodsill Anderson Quinn & Stifel
A Limited Liability Law Partnership LLP